FOR IMMEDIATE RELEASE Aircastle Announces Chief Legal Officer Succession Stamford, CT. October 22, 2024 — Aircastle Limited (“Aircastle” or “the Company”) announced today the retirement of Christopher Beers as Chief Legal Officer effective February 28, 2025. Mr. Beers will continue as a Senior Advisor to the Company for up to a year to help manage the Russian insurance claims and related litigation. Mr. Beers has served as Chief Legal Officer since joining Aircastle in 2014. The Company has also announced that Sarah Clarkin has been promoted to Chief Legal Officer effective March 1, 2025. Ms. Clarkin joined Aircastle in 2006 and was promoted to Associate General Counsel in 2023. Prior to joining Aircastle, Ms. Clarkin was an associate with McCann FitzGerald LLP. Ms. Clarkin holds a Diploma of Legal Studies from the Dublin Institute of Technology and a Bachelor of Arts from University College Dublin. Mike Inglese, Aircastle’s CEO, commented, “We are grateful for the decade of service and contributions Chris brought to Aircastle and we wish him all the best in his well-earned retirement. Since 2006, Sarah has led the execution of numerous high-value cross-border transactions. Her professional skills and mentorship have developed over her career at Aircastle and we look forward to her continued leadership in her new role.” About Aircastle Limited Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of August 31, 2024, Aircastle owned and managed on behalf of its joint ventures 253 aircraft leased to 78 customers located in 46 countries. Contact: Aircastle Advisor LLC Jim Connelly, SVP ESG & Corporate Communications Tel: +1-203-504-1871 jconnelly@aircastle.com